Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/22/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 15%

•	Quarterly cash dividend increases 15% to $0.70 per share – the equivalent of $2.80 annually

OAK BROOK, IL – On September 22, 2011, McDonald’s Board of Directors declared a quarterly cash dividend of $0.70 per share of common stock payable on December 15, 2011 to shareholders of record at the close of business on December 1, 2011. This represents a 15% increase over the Company’s previous quarterly dividend rate and brings the fourth quarter dividend payout to over $700 million.
McDonald’s Chief Executive Officer Jim Skinner said, “Today’s announced dividend increase brings our 2011 expected total cash return to shareholders to about $6 billion through dividends and share repurchases.”
Skinner continued, “McDonald’s commitment to operations excellence and financial discipline under the Plan to Win, as well as our ongoing business momentum, continues to produce strong financial results. Our philosophy on the use of capital remains unchanged with our first priority being to reinvest in our business to drive sales and cash flow, while generating strong returns. After these investment opportunities, we expect to return all of our free cash flow to shareholders over the long-term through dividends and share repurchases. Today’s dividend increase demonstrates our confidence in the long-term strength of our Brand and our commitment to enhancing shareholder value.”
McDonald’s has raised its dividend each and every year since paying its first dividend in 1976. The new quarterly dividend of $0.70 per share is equivalent to $2.80 annually.

Upcoming Communications
   McDonald’s tentatively plans to release third quarter results before the market opens on October 21, 2011 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 118 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
   This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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